SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 3, 2016

Date of report (Date of earliest event reported)

____________________________________

BIOLIFE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36362	94-3076866
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

3303 Monte Villa Parkway, Bothell, WA 98021

(Address of principal executive offices, including zip code)

(425) 402-1400

(Registrant’s telephone number, including area code)

____________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2016, BioLife Solutions, Inc. (the “Company”) appointed Roderick de Greef, 55, as the Company’s Chief Financial Officer and Secretary. Mr. de Greef has served as the Company’s interim Chief Financial Officer and Secretary since March 4, 2016. Previously, Mr. de Greef served as a director of the Company from June 2000 through November 2013 and provided the Company with strategic and financial consulting services from July 2007 through August 2011.

Mr. de Greef has over 25 years of extensive experience in corporate finance and the business world in general, as well as having served as a chief financial officer and director of a number of public and private companies. Mr. de Greef has served Elephant Talk Communications Corp., a mobile communications company, as a director, chair of the Audit Committee and member of the Nominating and Corporate Governance Committee and Compensation Committee since September 2015, and was previously a director of Elephant Talk from January 2008 to October 2011. Since June 2013, Mr. de Greef has served as a director and as acting Chief Financial Officer of RealAnalogics, Inc., a privately held real estate data company. From March 2015 to February 2016, Mr. de Greef was a partner of MedTech Advisors, Inc., a strategic and financial consulting firm. Since November 2013 Mr. de Greef has served as the president and sole director of Cambridge Cardiac Technologies, Inc. a privately held successor to Cambridge Heart, Inc. From November 2003 to May 2013, Mr. de Greef served as a director, member of the Audit Committee and chairman of the Compensation Committee of Endologix, Inc., a developer of minimally invasive, AAA stents. From November 2008 to October 2013, Mr. de Greef was the chairman of the board of Cambridge Heart, Inc., a manufacturer of non-invasive diagnostic cardiology products. Mr. de Greef received a Bachelor of Arts in Economics and International Relations from San Francisco State University and a Masters of Business Administration from the University of Oregon.

The Company and Mr. de Greef have entered into an employment agreement (the “Employment Agreement”) effective May 3, 2016. The Employment Agreement is not for a definite time period, but rather, will continue until terminated in accordance with its terms. The Employment Agreement provides for Mr. de Greef to serve as the Chief Financial Officer and Secretary, receiving a salary of $300,000 per year.

If Mr. de Greef’s employment is terminated without “Cause” (other than by reason of death or disability) or if he resigns for “Good Reason,” he will be entitled to a lump sum payment equal to six months’ salary; provided that if Mr. de Greef’s employment is terminated without “Cause” upon or within 90 days following a “Change in Control,” Mr. de Greef is entitled to a lump sum payment equal to 12 months’ salary and an amount equal to the cost of 12 months’ medical insurance premiums at a monthly amount equal to the amount of COBRA coverage in effect as of the termination date, plus a tax gross-up with respect to such premiums.

The Employment Agreement contains a covenant of Mr. de Greef not to compete with the Company or solicit the Company’s employees, customers or suppliers for a period of one year after the date of termination.

The foregoing summary is qualified in its entirety by reference to the text of the Employment Agreement, a copy of which will be attached as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

Mr. de Greef has also received, effective May 3, 2016, 234,000 nonqualified stock options under the Company’s amended and restated 2013 performance incentive plan, with an exercise price equal to the closing price on May 3, 2016.  The options will be for a period of ten years and vest 25% on the first anniversary of the date of grant and thereafter, in 36 equal monthly installments. The Company will also provide Mr. de Greef with temporary accommodation for up to 90 days and reimbursement of certain relocation expenses.

There are no family relationships between Mr. de Greef and any of the Company’s executive officers or directors. There are no arrangements or understandings pursuant to which he is being appointed as an executive officer. Since January 2015 there has been no related party transaction, nor is there any currently proposed related party transaction, regarding Mr. de Greef that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2016

BIOLIFE SOLUTIONS, INC.

By: /s/ Michael Rice
Michael Rice
President and Chief Executive Officer